EXHIBIT 99.1

BJ's Restaurants Introduces BJ's Brewmaster's Reserve Premium Craft Beers

HUNTINGTON BEACH, Calif., Feb. 21, 2013 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) is introducing BJ's Brewmaster's Reserve, a new line of proprietary craft beers made with premium ingredients and bolder taste profiles. The first BJ's Brewmaster's Reserve beer will be an Imperial Red Ale, a higher gravity and hoppier derivative of BJ's award-winning Jeremiah Red® Irish Red Ale. BJ's Brewmaster's Reserve beers will be available on a limited-time basis exclusively at BJ's restaurant locations.

"We are extremely proud of our craft brewing heritage and capabilities at BJ's, and the introduction of BJ's Brewmaster's Reserve Imperial Red Ale is a testament to our continuing commitment to innovation and creating unique, world-class craft beers for our guests," said Alex Puchner, Senior Vice President of Brewery Operations. "BJ's has been a leader in the craft beer industry since 1996 and our new line of BJ's Brewmaster's Reserve will appeal to adventurous beer drinkers and craft beer aficionados alike."

BJ's Brewmaster's Reserve Imperial Red Ale is available in BJ's Restaurants now through March while supplies last. The Imperial Red Ale is brewed with six different malts and four hop varieties, with an original gravity of 20 Plato and an IBU rating of 60. The next BJ's Brewmaster's Reserve beer, Blonde Lager, will be available in April and May while supplies last.

BJ's Restaurants, Inc. currently owns and operates 130 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries in addition to using qualified contract brewers to produce and distribute BJ's critically acclaimed proprietary handcrafted beers throughout the chain. The Company's restaurants are located in Arizona (6), California (61), Colorado (4), Florida (11), Indiana (1), Kansas (1), Kentucky (1), Louisiana (1), Nevada (5), Ohio (3), Oklahoma (2), Oregon (3), Texas (28), Washington (2) and New Mexico (1). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.   Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

CONTACT: BJ's Restaurants, Inc.
         Matt Hood, (714) 500-2400